Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-267973) of Upland Software, Inc.,
(2)	Registration Statement (Forms S-8 No. 333-279970, 333-276434, 333-270221, 333-263201, 333-253613, 333-236945, 333-230628, 333-223902, 333-217049, 333-211560, 333-203574 and 333-199961) pertaining to the 2024 Omnibus Incentive Plan, 2014 Equity Incentive Plan as amended, and the Amended and Restated 2010 Stock Plan of Upland Software, Inc.;
of our report dated March 3, 2026, with respect to the consolidated financial statements of Upland Software, Inc. included in this Annual Report (Form 10-K) of Upland Software, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Austin, Texas
March 3, 2026